Exhibit 99.1

One Horizon Group Signs VoIP-Supply Contract with Network Innovations Asia Pte. Ltd

Expands Customer Base on its VoIP Service in the Microsoft Azure Cloud

LIMERICK, IRELAND--(January 12, 2016) One Horizon Group, Inc. (NASDAQ: OHGI), a leading carrier-grade VoIP solution for mobile providers and smartphones, announced today that it has signed an agreement to deliver its optimized VoIP as a Service (“VaaS”) to Network Innovations Asia Pte. Ltd (“Network Innovations”), a leading provider of voice and data connectivity over satellite. The revenue possibilities for One Horizon Group are significant in this revenue share agreement, as it allows Network Innovations to leverage its global reach and high quality mobile voice calls.

Network Innovations specializes in the delivery of innovative communications solutions for the military/defense, oil and gas, mining, media and public safety organizations.

One Horizon Group CEO, Brian Collins, noted, “We were delighted to be able to expand our VaaS platform to even more high quality satellite operators like Network Innovations. Our track record of success in low bandwidth conditions like those at sea and at remote mining sites is a key driver for these new revenue streams in our business. Our Azure cloud delivery strategy is already paying dividends as it offers us lower operating costs which in turn makes our VaaS carrier offering super competitive.”

The Network Innovations app can be downloaded from the Android Google Play store and from Apple’s iTunes App store.

One Horizon Group operates a patented smartphone VaaS cloud calling solution that monetizes telco infrastructure to deliver more users and clearer calling programs at a fraction of the cost to both the carrier and the consumer. The Company also licenses its software as a turn-key white label VoIP solution to telco’s throughout the world including Smart Communications in the Philippines, PT Smartfren Telecom in Indonesia and Singapore Telecommunications in Singapore.

About One Horizon Group, Inc.

One Horizon Group Inc.'s business is to optimize communications over the Internet through its wholly owned subsidiary, Horizon Globex GmbH, Zug, which develops and markets one of the world's most bandwidth-efficient mobile voice over Internet Protocol (VoIP) platforms for smartphones, and also offers a range of other optimized data Applications including messaging and mobile advertising. The company controls and operates the Aishuo mobile VoIP service in China. Horizon Globex GmbH is an ISO 9001 and ISO 20000-1 certified company. The Company has operations in Ireland, Switzerland, the United Kingdom, China, India, Singapore, Hong Kong and Latin America. For more information on the Company, its products and services, please visit http://www.onehorizongroup.com.

Safe Harbor Statement

This news release may contain "forward-looking" statements. These forward-looking statements are only predictions and are subject to certain risks, uncertainties and assumptions that could cause actual results to differ from those in the forward looking-statements. Potential risks and uncertainties include such factors as uncertainty of consumer demand for the Company's products, as well as additional risks and uncertainties that are identified and described in Company's SEC reports. Actual results may differ materially from the forward-looking statements in this press release. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company does not undertake, and it specifically disclaims, any obligation to update any forward-looking statements to reflect occurrences, developments, events or circumstances after the date of such statement.

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